LightPath Technologies Announces Preliminary Second Quarter Results

Revenues Increase 14% to $2.53 Million; Second Quarter Conference Call Scheduled for February 3rd at 4:00 PM EST

ORLANDO, FL -- (Marketwire - January 27, 2011) - LightPath Technologies, Inc. (NASDAQ: LPTH), (the "Company," "LightPath" or "we"), a global manufacturer, distributor and integrator of patented optical components and assemblies, announced today its preliminary financial results for the second quarter ended December 31, 2010.

The Company reported preliminary revenue of $2.53 million for the second quarter of fiscal 2011, an increase of 14% as compared to $2.23 million for the same period of fiscal 2010. Cash as of December 31, 2010 was $1.10 million as compared to $1.46 million on June 30, 2010. For the second quarter of fiscal 2011, cash derived from operations was positive. Backlog scheduled to ship within the next 12 months was $3.3 million as of December 31, 2010, an increase of $323,000 as compared to backlog on June 30, 2010.

Jim Gaynor, President and CEO of LightPath, stated, "We have continued to make progress in penetrating our new high volume markets. In this quarter we set a new unit volume production record by producing over 450,000 lenses for our customers. We also used cash to purchase capital equipment in order to expand our production capacity. Backlog and revenue both increased as compared to last year, but our customers remain cautious and are keeping inventories tight. We are seeing slow improvement in our markets but conditions remain difficult."

Gaynor continued, "During the past 3 to 6 months we have introduced 11 new catalog lenses and over 25 custom designed lenses. As we continue to transition our business to new markets and bring on new customers with new products over the long term we anticipate strong top and bottom line growth and continued enhancement of shareholder value."

LightPath will host a conference call to discuss the Company's financial and operational results for the second quarter of fiscal 2011. Details of the call are as follows:

Date: Thursday, February 3, 2011
Time: 4:00 p.m. (EST)
Dial-in Number: 1-877-407-8033
International Dial-in Number: 1-201-689-8033
Webcast available at Precision IR: www.precisionir.com

Participants are recommended to dial-in approximately 5 to 10 minutes prior to the start of the call. A replay of the call will be available approximately three hours after completion through February 10, 2011. To listen to the replay, dial 1-877-660-6853 (within the U.S.) and 1-201-612-7415 (international calls), and enter account # 286 and conference ID # 366316.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test & measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. For more information, visit www.lightpath.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, the Company does not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies.

Contact:
Dorothy Cipolla
CFO
LightPath Technologies, Inc.
Tel: 407-382-4003 x305
Email: dcipolla@lightpath.com
Web: www.lightpath.com